                Exhibit 99.1

CONTACT:   Thor Erickson – Investor Relations
        +1 (678) 260-3110

       Fred Roselli – Media Relations
       +1 (678) 260-3421

       Lauren Sayeski – European Media Relations
       + 44 (0) 7976 113 674

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES, INC.

PROVIDES BUSINESS UPDATE AND 2012 GUIDANCE

•	Full-year 2011 comparable earnings per diluted common share is expected at the high end of our previously disclosed range of $2.14 to $2.18.

•	Share repurchase programs remain on track, with $1 billion in cumulative purchases by the end of 2011 and at least $500 million in planned purchases for 2012.

•	2012 performance expected to generate 10 percent to 12 percent currency neutral, comparable diluted earnings per common share growth.

ATLANTA, December 15, 2011 – Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) today affirmed earnings per share guidance for full-year 2011 in a range of $2.14 to $2.18, with results expected at the higher end of the range. Also, the company expects to achieve 2012 earnings per diluted common share growth in a range of 10 percent to 12 percent on a comparable and currency neutral basis.

“For both 2011 and 2012, our outlook calls for growth at or above our long-term targets, demonstrating our ability to execute successfully and realize the long-term potential of our territories,” said John F. Brock, chairman and chief executive officer. “While we continue to face challenges as a result of sustained macroeconomic weakness, we believe our strategies and our successful brand portfolio will continue to create value for consumers, for customers, and ultimately, for our shareowners.

“This growth, driven by the skill and dedication of our employees and a solid commitment to increasing effectiveness and enhancing customer service, will, over time, enable us to achieve our most important goal – creating increased value for our shareowners,” Mr. Brock said.

2011 OUTLOOK

CCE now expects earnings per diluted common share at the high end of the range of $2.14 to $2.18. This includes a currency benefit of approximately 15 cents to full-year earnings per share based on recent rates.

Revenue is expected to grow in a mid single-digit range, with expected operating income growth in a high single-digit range. Full-year cost of goods sold per case is expected to increase approximately 3 percent to 3½ percent. Though gross margins are expected to be down modestly for the full year, operating margins are expected to be up modestly for the full year. This outlook is comparable, currency neutral, and relative to 2010 pro forma financials.

We also expect free cash flow of approximately $525 million, with capital expenditures of approximately $375 million.  Weighted average cost of debt is expected to be approximately 3 percent and the effective tax rate for 2011 is expected to be in a range of 26 percent to 27 percent.

SHARE REPURCHASE

Share repurchase plans remain on track. CCE began repurchasing shares in the fourth quarter of 2010 and this program is expected to conclude at the end of 2011, with a total of $1 billion in shares repurchased. As previously disclosed, a new $1 billion share repurchase program will begin in January 2012, with a goal of at least $500 million in share repurchases in 2012. These plans may be adjusted depending on economic, operating, or other factors, including acquisition opportunities.

2012 OUTLOOK

For 2012, we expect comparable diluted earnings per common share to grow in a range of 10 percent to 12 percent, with mid single-digit to high single-digit revenue growth. Comparable operating income growth is expected in a mid single-digit to high single-digit range. This outlook is comparable and currency neutral.  Although it is very early to predict the 2012 currency impact accurately, based on recent rates, currency translation would decrease full-year earnings per share by approximately 6 percent.

The company also expects 2012 free cash flow of approximately $550 million, with capital expenditures of approximately $400 million.  Weighted average cost of debt is expected to be approximately 3 percent, and the comparable effective tax rate for 2012 is expected to be in a range of 26 percent to 28 percent.

“We have excellent market-based programs in place that will allow us to maximize the potential of opportunities such as the 2012 London Olympics and the 2012 European Soccer Championship,” said Hubert Patricot, executive vice president and president, European Group. “In addition, we will build on our success with our Red, Black, and Silver product portfolio.”

ADDITIONAL KEY ITEMS

The outlook for 2012 does not reflect the potential impact of proposed tax increases in France.  If the current tax proposal is implemented, we would expect volume growth to be impacted in France, but we are prepared to manage our overall business to deliver operating income and earnings per share growth at the lower end of our guidance.  This guidance excludes items affecting comparability and is currency neutral.  The company will provide an update, as appropriate, in conjunction with our fourth quarter 2011 earnings call in February 2012.

CONFERENCE CALL

           CCE will host a conference call with investors and analysts today at 10:00 a.m. ET.  The call can be accessed through our website at www.cokecce.com.

Coca-Cola Enterprises, Inc. is the leading Western European marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment and the world’s third-largest independent Coca-Cola bottler.  CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden.  For more information about our company, please visit our website at www.cokecce.com.

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